EXHIBIT 99.1

CryoPort Announces the Addition of John H. Bonde to Its Board of Directors

LAKE FOREST, CA --(January 12, 2010) - CryoPort, Inc. (OTCBB: CYRX) today announced that John H. Bonde, 64, was elected as a director to the Board on January 7, 2010 and serves as a member of the audit committee. Mr. Bonde is the Chief Executive Officer of eQsys, Inc., a position he has held since November 2008. From January 2005 through January 2006, Mr. Bonde served as the Division President of CGS Systems. Mr. Bonde has over 35 years experience working in various management positions at a number of successful high tech companies and has been a director of numerous private companies. Mr. Bonde earned his Bachelor of Science in Economics from City University of New York, Queens College in 1969 and a Masters of Science in Business Policy from Columbia University in 1982.

Larry Stambaugh, Chairman & CEO of CryoPort, stated, "We are extremely pleased to be adding a seasoned director with such extensive experience as Mr. Bonde. He will be a valuable asset to our organization as we commercialize the CryoPort Express™ Shipping Solution."

About CryoPort, Inc.

CryoPort (www.cryoport.com) has developed a leading edge, proprietary, technology-driven packaging and transport system focused on providing a solution for the frozen shipping market in the growing global life science industry. The products developed by CryoPort are essential components of the infrastructure required for the testing, research and end user delivery of temperature-sensitive medicines and biomaterials in an increasingly complex logistical environment.

"SAFE HARBOR"

This press release contains forward-looking statements. The words "estimate," "possible" and "seeking" and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Contact:
Stuart Fine
Carpe DM, Inc.
908-469-1788